Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SaverOne 2014 Ltd.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2) (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, NIS 0.01 par value per share, as represented by American Depositary Shares	Rule 457(c)	100,000,000	(4)	$0.38	$7,600,000	0.0001476	$1,121.76
Fees Previously Paid
	Total Offering Amounts						$7,600,000		$1,121.76
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,121.76

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, par value NIS $0.01 per share, or Ordinary Shares as represented by American Depositary Shares, or ADSs, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($0.39) and low ($0.3601) sales prices of the registrant’s ADSs as reported on the Nasdaq Capital Market on December 7, 2023, divided by 5 (to give effect to the 1:5 ratio of ADSs to Ordinary Shares).

(3)	The Registrant will not receive any proceeds from the sale of its ADSs by the selling shareholder.

(4)	Consists of 100,000,000 Ordinary Shares represented by 20,000,000 ADSs. All 100,000,000 ADSs are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.